Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS FIRST QUARTER RESULTS
AND INCREASES 2012 EARNINGS GUIDANCE RANGE

Highlights for the quarter include:

•	16% sales growth, including 13% from base business
•	$5.4 million increase in operating income
•	Diluted EPS of $0.08, versus a loss per share of $0.01 in Q1-11
•	Updated 2012 earnings guidance range to $1.75 - $1.85 per diluted share
______________________

COVINGTON, LA. (April 19, 2012) – Pool Corporation (NASDAQ/GSM: POOL) today reported results for the first quarter of 2012.

“We realized strong sales and earnings growth in the seasonally slow first quarter as favorable weather spurred an early start to the 2012 season.  Base business sales growth also reflected continued market share gains and the gradual improvement in discretionary expenditures, including those related to the installed base of swimming pools.  With the momentum provided by our first quarter results and our strong team of engaged employees, we are poised for another great season in 2012,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the quarter ended March 31, 2012 increased 16% to $362.0 million, compared to $312.9 million in the first quarter of 2011.  Base business sales increased 13% overall, including 14% growth on the swimming pool side of the business and 2% growth on the irrigation side of the business.  Sales benefited from record warm temperatures across the Northeast and Midwest, including sales that shifted into the first quarter as customers began work that normally would have started in the second quarter.

Gross profit for the first quarter of 2012 increased 14% to $104.6 million from $91.4 million in the comparable 2011 period.  Gross profit as a percentage of net sales (gross margin) declined 30 basis points to 28.9% in the first quarter of 2012, reflecting a difficult comparison to the first quarter of 2011 when gross margin was up 90 basis points compared to the first quarter of 2010.

Selling and administrative expenses (operating expenses) increased roughly 8% to $98.5 million in the first quarter of 2012 compared to the same period in 2011.  Base business operating expenses were up 5% compared to the first quarter of 2011 due primarily to higher payroll related costs and increases in other variable expenses related to the growth in sales.

Operating income improved to $6.0 million in the first quarter of 2012 compared to $0.6 million in the same period in 2011.  Earnings per share for the first quarter of 2012 was $0.08 per diluted share on net income of $3.7 million, compared to a loss in the first quarter of 2011 of $0.01 per diluted share on a net loss of $0.6 million.  Diluted EPS for the first quarter of 2012 included a benefit of approximately $0.02 related to the expiration of statutes of limitations for income tax returns filed in the first quarter of 2009.  Adjusted EBITDA (as defined in the addendum) was $11.0 million in the first quarter of 2012 compared to $5.0 million in the first quarter of 2011.

On the balance sheet, total net receivables were up 16% compared to March 31, 2011, including 13% from an increase in trade receivables attributed to higher March 2012 sales and balances related to recent acquisitions.  Inventory levels were up roughly 5% to $462.8 million at March 31, 2012, including an increase of approximately 3% attributed to recent acquisitions.

The seasonal use of cash in operations was $34.0 million in the first quarter of 2012 compared to $37.1 million in the same period of 2011.

“While our expectations for sales, gross margin and operating expenses for the remainder of 2012 are generally unchanged from our previous guidance, based on our strong first quarter results we have increased our 2012 earnings guidance to a range of $1.75 to $1.85 per diluted share from our initial guidance of $1.69 to $1.79 per diluted share,” continued Perez de la Mesa.

POOLCORP is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 307 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers.  For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income (Loss)
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011

Net sales	$361,954	$312,889
Cost of sales	257,391	221,479
Gross profit	104,563	91,410
Percent	28.9%	29.2%

Selling and administrative expenses	98,542	90,834
Operating income	6,021	576
Percent	1.7%	0.2%

Interest expense, net	1,477	1,645
Income (loss) before income taxes and equity earnings	4,544	(1,069)
Provision (benefit) for income taxes	1,037	(419)
Equity earnings in unconsolidated investments	144	12
Net income (loss)	$3,651	$(638)

Earnings (loss) per share:
Basic	$0.08	$(0.01)
Diluted	$0.08	$(0.01)
Weighted average shares outstanding:
Basic	47,519	48,864
Diluted	48,598	48,864

Cash dividends declared per common share	$0.14	$0.13

POOL CORPORATION
Condensed Consolidated Balance Sheets
 (Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2012	2011	$	%

Assets
Current assets:
Cash and cash equivalents	$20,681	$11,420	$9,261	81%
Receivables, net	201,792	173,787	28,005	16
Product inventories, net	462,810	438,791	24,019	5
Prepaid expenses and other current assets	12,590	6,850	5,740	84
Deferred income taxes	11,737	10,211	1,526	15
Total current assets	709,610	641,059	68,551	11

Property and equipment, net	45,355	34,746	10,609	31
Goodwill	177,103	178,516	(1,413)	(1)
Other intangible assets, net	11,717	12,597	(880)	(7)
Equity interest investments	1,099	903	196	22
Other assets, net	29,381	28,822	559	2
Total assets	$974,265	$896,643	$77,622	9%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$319,462	$303,395	$16,067	5%
Accrued expenses and other current liabilities	34,240	29,096	5,144	18
Current portion of long-term debt and other long-term liabilities	23	100,064	(100,041)	(100)
Total current liabilities	353,725	432,555	(78,830)	(18)

Deferred income taxes	32,957	25,870	7,087	27
Long-term debt	299,011	180,157	118,854	66
Other long-term liabilities	7,006	7,491	(485)	(6)
Total liabilities	692,699	646,073	46,626	7
Total stockholders’ equity	281,566	250,570	30,996	12
Total liabilities and stockholders’ equity	$974,265	$896,643	$77,622	9%
          __________________

1.	The allowance for doubtful accounts was $5.8 million at March 31, 2012 and $6.5 million at March 31, 2011.

2.	The inventory reserve was $8.6 million at March 31, 2012 and $7.3 million at March 31, 2011.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2012	2011	Change
Operating activities
Net income (loss)	$3,651	$(638)	$4,289
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,664	2,207	457
Amortization	320	444	(124)
Share-based compensation	2,101	1,892	209
Excess tax benefits from share-based compensation	(1,138)	(1,405)	267
Equity earnings in unconsolidated investments	(144)	(12)	(132)
Other	941	(1,192)	2,133
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(90,350)	(71,602)	(18,748)
Product inventories	(72,788)	(91,525)	18,737
Accounts payable	140,530	133,674	6,856
Other current assets and liabilities	(19,814)	(8,971)	(10,843)
Net cash used in operating activities	(34,027)	(37,128)	3,101

Investing activities
Acquisition of businesses, net of cash acquired	(3,855)	–	(3,855)
Purchase of property and equipment, net of sale proceeds	(6,661)	(6,246)	(415)
Other investments	(53)	–	(53)
Net cash used in investing activities	(10,569)	(6,246)	(4,323)

Financing activities
Proceeds from revolving line of credit	215,411	167,257	48,154
Payments on revolving line of credit	(63,700)	(85,800)	22,100
Payments on long-term debt and other long-term liabilities	(100,005)	(89)	(99,916)
Excess tax benefits from share-based compensation	1,138	1,405	(267)
Proceeds from stock issued under share-based compensation plans	4,178	4,512	(334)
Payments of cash dividends	(6,668)	(6,321)	(347)
Purchases of treasury stock	(2,369)	(35,953)	33,584
Net cash provided by financing activities	47,985	45,011	2,974
Effect of exchange rate changes on cash and cash equivalents	(195)	62	(257)
Change in cash and cash equivalents	3,194	1,699	1,495
Cash and cash equivalents at beginning of period	17,487	9,721	7,766
Cash and cash equivalents at end of period	$20,681	$11,420	$9,261

ADDENDUM

Base Business Results

The following tables break out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2012	2011	2012	2011	2012	2011
Net sales	$350,797	$311,663	$11,157	$1,226	$361,954	$312,889

Gross profit	101,273	91,057	3,290	353	104,563	91,410
Gross margin	28.9%	29.2%	29.5%	28.8%	28.9%	29.2%

Operating expenses	94,623	90,302	3,919	532	98,542	90,834
Expenses as a % of net sales	27.0%	29.0%	35.1%	43.4%	27.2%	29.0%

Operating income (loss)	6,650	755	(629)	(179)	6,021	576
Operating margin	1.9%	0.2%	(5.6)%	(14.6)%	1.7%	0.2%

We have excluded the following acquisitions from base business for the periods identified:

Acquired (1)	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
CCR Distribution	March 2012	1	March 2012
Ideal Distributors Ltd.	February 2012	4	February–March 2012
G.L. Cornell Company	December 2011	1	January–March 2012
Poolway Schwimmbadtechnik GmbH	November 2011	1	January–March 2012
The Kilpatrick Company, Inc.	May 2011	4	January–March 2012
Turf Equipment Supply Co.	December 2010	3	January–February 2012 and January–February 2011
Pool Boat and Leisure, S.A.	December 2010	1	January–February 2012 and January–February 2011

(1)	We acquired certain distribution assets of each of these companies.

We exclude the following sales centers from base business results for a period of 15 months (parenthetical numbers for each category indicate the number of sales centers excluded as of March 31, 2012):

•	acquired sales centers (see table above);
•	existing sales centers consolidated with acquired sales centers (0);
•	closed sales centers (0);
•	consolidated sales centers in cases where we do not expect to maintain the majority of the existing business (0); and
•	sales centers opened in new markets (2).

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales.  After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers in the first quarter of 2012:

December 31, 2011	298
Acquired	5
New Locations	4
March 31, 2012	307

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or losses in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP).  We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income (loss) to Adjusted EBITDA.

(Unaudited)	Three Months Ended March 31,
(in thousands)	2012	2011
Net income (loss)	$3,651	$(638)
Add:
Interest expense (1)	1,477	1,645
Provision (benefit) for income taxes	1,037	(419)
Share-based compensation	2,101	1,892
Equity earnings in unconsolidated investments	(144)	(12)
Depreciation	2,664	2,207
Amortization (2)	221	370
Adjusted EBITDA	$11,007	$5,045

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.
(2)	Excludes amortization of deferred financing costs of $99 for 2012 and $74 for 2011. This non-cash expense is included in Interest expense, net on the Consolidated Statements of Income (Loss).

The table below presents a reconciliation of Adjusted EBITDA to net cash used in operating activities.  Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended March 31,
(in thousands)	2012	2011
Adjusted EBITDA	$11,007	$5,045
Add:
Interest expense, net of interest income	(1,378)	(1,571)
Provision (benefit) for income taxes	(1,037)	419
Excess tax benefits from share-based compensation	(1,138)	(1,405)
Other	941	(1,192)
Change in operating assets and liabilities	(42,422)	(38,424)
Net cash used in operating activities	$(34,027)	$(37,128)